Exhibit 10.1

FORM OF PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 1, 2016, is by and among Gladstone Commercial Corporation, a Maryland corporation (the “Company”), each Purchaser listed under the heading “Direct Purchasers” on Schedule A (each, a “Direct Purchaser”), each Investment Adviser listed under the heading “Investment Advisers” on the signature pages hereto (each, an “Investment Adviser”) who is entering into this Agreement on behalf of itself (as to paragraph 4 of this Agreement) and those Purchasers which are a fund or individual or other investment advisory client of such Investment Adviser listed under its respective name on Schedule B (each, a “Client”), and each Broker-Dealer listed on Schedule C (each, a “Broker-Dealer”) which is entering into this Agreement on behalf of itself (as to paragraph 5 of this Agreement) and those Purchasers which are customers for which it has power of attorney to sign listed under its respective name on Schedule C (each, a “Customer”). Each of the Customers, Direct Purchasers and Clients are referred to herein as individually, a “Purchaser” and collectively, the “Purchasers”.

WHEREAS, the Purchasers desire to purchase from the Company (or their Investment Advisers and Broker-Dealers desire to purchase on their behalf from the Company), and the Company desires to issue and sell to the Purchasers an aggregate of up to 1,230,000 shares (such number of shares actually sold pursuant to this Agreement, the “Securities”) of the Company’s 7.0% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, having a liquidation preference equivalent to $25.00 per share (the “Series D Preferred Stock”), with the number of Securities acquired by each Purchaser set forth opposite the name of such Purchaser on Schedule A, Schedule B or Schedule C, as the case may be.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Purchase and Sale. Subject to the terms and conditions hereof, the Investment Advisers and the Broker-Dealers (on behalf of Purchasers which are Clients and Customers, respectively) and the other Purchasers hereby severally and not jointly agree to purchase from the Company, and the Company agrees to issue and sell to the several Purchasers, the number of Securities set forth next to such Purchaser’s name on Schedule A, Schedule B or Schedule C, as the case may be, at a price per share of $24.75, including accrued dividends, if any, for an aggregate purchase amount in an amount as set forth on Schedule D hereof (the “Purchase Price”) at the Closing (as defined below).

2. Representations and Warranties of Purchasers. Each Purchaser represents and warrants with respect to itself that:

(a) Due Authorization. Such Purchaser has full power and authority to enter into this Agreement and is duly authorized to purchase the Securities in the amount set forth opposite its name on Schedule A, Schedule B or Schedule C, as the case may be. This Agreement has been duly authorized by such Purchaser and duly executed and delivered by or on behalf of such Purchaser. This Agreement constitutes a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

(b) Prospectus and Prospectus Supplement. Such Purchaser has received a copy of the Company’s Basic Prospectus dated February 1, 2016 and Prospectus Supplement dated August 1, 2016 (each as defined below).

(c) Independent Investment Decision. Such Purchaser has made its investment decision independently and not as a result of a recommendation of the Placement Agent.

(d) Ownership of Excess Shares of Capital Stock. As of the date hereof and after giving effect to the transaction contemplated hereby, such Purchaser, together with its subsidiaries and affiliates, does not own directly or indirectly more than 9.8% of the issued and outstanding capital stock of the Company. Purchaser expressly acknowledges that the provisions of the Company’s Articles of Incorporation, as amended or supplemented (the “Charter”), contain limitations on the Purchaser’s ownership of the Company’s capital stock, which, among other things, prohibit the direct or indirect ownership by Purchaser (together with its subsidiaries and affiliates) of more than 9.8% of the Company’s outstanding capital stock and, in the event the shares of capital stock acquired by Purchaser pursuant to this Agreement or otherwise exceed such limits, give the Company certain repurchase rights on the terms set forth in the Company’s Charter and result in the conversion of certain shares of capital stock held by the Purchaser into excess stock which will be held for the benefit of a charitable beneficiary on the terms set forth in the Company’s Charter.

3. Representations and Warranties of the Company. The Company represents and warrants that:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the “Act”) and meets the requirements pursuant to the standards for such Form as (i) are in effect on the date hereof and (ii) were in effect immediately prior to October 21, 1992. The Company’s Registration Statement (as defined below) was declared effective by the SEC (as defined below) and the Company has filed such post effective amendments thereto as may be required under applicable law prior to the execution of this Agreement and each such post-effective amendment became effective. The SEC has not issued, nor to the Company’s knowledge, has the SEC threatened to issue or intends to issue, a stop order with respect to the Registration Statement, nor has it otherwise suspended or withdrawn the effectiveness of the Registration Statement or, to the Company’s knowledge, threatened to do so, either temporarily or permanently, nor, to the Company’s knowledge, does it intend to do so. On the effective date, the Registration Statement complied in all material respects with the requirements of the Act and the rules and regulations promulgated under the Act (the “Regulations”); at the effective date the Basic Prospectus (as defined below) complied, and at the Closing the Prospectus (as defined below) will comply, in all material respects with the requirements of the Act and the Regulations; each of the Basic Prospectus and the Prospectus; as of its date and at the Closing Date did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any of the Purchasers, CSCA Capital Advisors, LLC, in its capacity as placement agent (“Placement Agent”), any Investment Advisers or Broker-Dealers, or any of their respective affiliates, expressly for use in the Prospectus. As used in this Agreement, the term “Registration Statement” means the shelf registration statement on Form S-3 (File No. 333-208953) as declared effective by the Securities and Exchange Commission (the “SEC”), including exhibits, financial statements, schedules and documents incorporated by reference therein. The term “Basic Prospectus” means the prospectus included in the Registration Statement, as amended, or as supplemented. The term “Prospectus Supplement” means the prospectus supplement specifically relating to the Securities to be filed with the SEC pursuant to Rule 424 under the Act in connection with the sale of the Securities hereunder. The term “Prospectus” means the Basic Prospectus and the Prospectus Supplement taken together. The term “Preliminary Prospectus” means any preliminary form of Prospectus Supplement used in connection with the marketing of the Securities. Any reference in this Agreement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include the documents incorporated by reference therein as of the date hereof or the date of the Prospectus or any Preliminary Prospectus as the case may be, and any reference herein to any amendment or supplement to the Registration Statement, the Prospectus or any Preliminary Prospectus shall be deemed to refer to and include any documents filed after the date of such documents and through the date of such amendment or supplement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and so incorporated by reference.

(b) Since the date as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change or any development which could reasonably be expected to give rise to a prospective material adverse change in or affecting the condition, financial or otherwise, or in the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and each of its “significant subsidiaries,” as such term is defined in Rule 1-02 of Regulation S-K (the “Subsidiaries”), considered as one enterprise, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (iii) other than regular quarterly dividends, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its shares of equity securities.

(c) The Company has been duly organized as a corporation and is validly existing in good standing under the laws of the State of Maryland. Each of the Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the required power and authority to own and lease its properties and to conduct its business as described in the Prospectus; and each of the Company and its Subsidiaries is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise.

(d) As of the date hereof, the authorized capital stock of the Company consists of 33,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), 4,450,000 shares of Senior Common Stock, par value $0.001 per share (the “Senior Common Stock”), 2,600,000 shares of Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), 2,750,000 shares of Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), 700,000 shares of Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and 6,000,000 shares of Series D Preferred Stock (together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock,” and, collectively, the “Capital Stock”), of which 23,583,722 shares of Common Stock, 959,552 shares of Senior Common Stock, 1,000,000 shares of the Series A Preferred Stock, 1,264,000 shares of Series B Preferred Stock, 540,000 shares of Series C Preferred Stock and 1,267,968 shares of Series D Preferred Stock are issued and outstanding and 9,916,278 shares of Common Stock, 3,490,448 shares of Senior Common Stock, 1,600,000 shares of Series A Preferred Stock, 1,486,000 shares of Series B Preferred Stock, 160,000 shares of Series C Preferred Stock and 4,732,032 shares of Series D Preferred Stock are authorized and unissued (without giving effect to any Securities issued or to be issued as contemplated by this Agreement). As of the Closing Date, the authorized Capital Stock of the Company will consist of 33,500,000 shares of Common Stock, 4,450,000 shares of Senior Common Stock, 2,600,000 shares of Series A Preferred Stock, 2,750,000 shares of Series B Preferred Stock, 700,000 shares of Series C Preferred Stock and 6,000,000 shares of Series D Preferred Stock, of which 23,583,722 shares of Common Stock, 959,552 shares of Senior Common Stock, 1,000,000 shares of Series A Preferred Stock, 1,264,000 shares of Series B Preferred Stock, 540,000 shares of Series C Preferred Stock and 2,497,968 shares of Series D Preferred Stock will be issued and outstanding and 9,916,278 shares of Common Stock, 3,490,448 shares of Senior Common Stock, 1,600,000 shares of Series A Preferred Stock, 1,486,000 shares of Series B Preferred Stock, 160,000 shares of Series C Preferred Stock and 3,502,032 shares of Series D Preferred Stock will be authorized and unissued. The issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Capital Stock have been duly authorized; the Senior Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company conform to all statements relating thereto contained in the Prospectus; and the issuance of the Securities is not subject to preemptive or other similar rights.

(e) Neither the Company nor any of its Subsidiaries is in violation of its organizational documents or in default in the performance or observance of any obligation,

agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except where such violation or default would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise; and the execution, delivery and performance of this Agreement, and the issuance and delivery of the Securities and the consummation of the transactions contemplated herein have been duly authorized by all necessary action and will not conflict with or constitute a material breach of, or material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Company or any of its Subsidiaries pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of them are bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will any such action result in any violation of the provisions of the Charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any law, administrative regulation or administrative or court decree applicable to the Company.

(f) The Company is organized in conformity with the requirements for qualification and, as of the date hereof and as of the Closing, operates in a manner that qualifies it as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder and will be so qualified after giving effect to the sale of the Securities.

(g) The Company is not required to be registered under the Investment Company Act of 1940, as amended.

(h) No legal or governmental proceedings are pending to which the Company or any of its Subsidiaries is a party or to which the property of the Company or any of its Subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not described therein, and to the knowledge of the Company, no such proceedings have been threatened against the Company or any of its Subsidiaries or with respect to any of their respective properties that are required to be described in the Registration Statement or the Prospectus and are not described therein.

(i) No authorization, approval or consent of or filing with any court or United States federal or state governmental authority or agency is necessary in connection with the sale of the Securities hereunder except such as may be required under the Act or the Regulations or state securities laws or real estate syndication laws.

(j) The Company and its Subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by them, except where the failure to possess such certificates, authority or permits would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or, to the Company’s knowledge, business prospects of the Company and its Subsidiaries considered as one enterprise, nor, to the knowledge of the Company, are any such proceedings threatened or contemplated.

(k) The Company has full power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by the Enforceability Exceptions.

(l) As of the dates set forth therein or incorporated by reference, the Company had good and marketable title to all of the properties and assets reflected in the audited financial statements contained in the Prospectus, subject to no lien, mortgage, pledge or encumbrance of any kind except (i) those reflected in such financial statements, (ii) as are otherwise described in the Prospectus, (iii) as do not materially adversely affect the value of such property or interests or interfere with the use made or proposed to be made of such property or interests by the Company and each of its Subsidiaries or (iv) those which constitute customary provisions of mortgage loans secured by the Company’s properties creating obligations of the Company with respect to proceeds of the properties, environmental liabilities and other customary protections for the mortgagees.

(m) Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Prospectus will cause the Company to violate or be in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(n) The statements set forth in the Basic Prospectus under the caption “Description of Capital Stock—Preferred Stock” and the statements set forth in the Prospectus Supplement under the caption “Description of Series D Preferred Stock” in so far as such statements purport to summarize provisions of laws or documents referred to therein, are correct in all material respects and fairly present the information required to be presented therein.

4. Representations and Warranties of the Investment Advisers. To induce the Company to enter into this Agreement, each of the Investment Advisers hereby represents and warrants as to itself only that:

(a) It is an investment adviser duly registered with the SEC under the Investment Advisers Act of 1940, as amended.

(b) It has been duly authorized to act as investment adviser on behalf of each Client on whose behalf it is signing this Agreement (as identified under the name of such

Investment Adviser on Schedule B hereto) and has the sole authority to make the investment decision to purchase Securities hereunder on behalf of such Client. An investment in the Series D Preferred Stock is a suitable investment for each Client.

(c) It has the power and authority to enter into and execute this Agreement on behalf of each of the Clients listed under its name on Schedule B hereto.

(d) This Agreement has been duly authorized, executed and delivered by it and, assuming it has been duly authorized, executed and delivered by the Company, constitutes a legal, valid and binding agreement of such Investment Adviser, enforceable against it in accordance with its terms except as may be limited by the Enforceability Exceptions.

(e) It has received a copy of the Company’s Basic Prospectus dated February 1, 2016 and Prospectus Supplement dated August 1, 2016.

5. Representations and Warranties of the Broker-Dealers. To induce the Company to enter into this Agreement, each Broker-Dealer represents and warrants as to itself only that:

(a) It is duly registered and in good standing as a broker-dealer under the Exchange Act and is licensed or otherwise qualified to do business as a broker-dealer with the Financial Industry Regulatory Authority, Inc. and in all States in which it will offer any Securities pursuant to this Agreement.

(b) Assuming the Prospectus complies with all relevant provisions of the Act in connection with the offer and sales of Series D Preferred Stock, each Broker-Dealer will conduct all offers and sales of Series D Preferred Stock in compliance with the Act, the Exchange Act and all rules and regulations promulgated thereunder.

(c) It has delivered a copy of the Prospectus to each Purchaser set forth under its name on Schedule C hereto.

(d) It is authorized to execute and deliver this Agreement on behalf of each Customer on whose behalf it is signing this Agreement (as identified under the name of such Broker-Dealer on Schedule C hereto) and such power has not been revoked.

(e) This Agreement has been duly authorized, executed and delivered by it and, assuming it has been duly authorized, executed and delivered by the Company, constitutes a legal, valid and binding agreement of such Broker-Dealer, enforceable against it in accordance with its terms except as may be limited by the Enforceability Exceptions.

6. Conditions to Obligations of the Parties.

(a) The Purchasers’ several obligations to purchase the Securities shall be subject to the following conditions having been met:

(i) the representations and warranties set forth in Section 3 of this Agreement shall be true and correct with the same force and effect as though expressly made at and as of the Closing,

(ii) the Placement Agent shall have received an opinion from Venable LLP, Maryland counsel to the Company, dated as of the date of the Closing, addressed to the Placement Agent and the Direct Purchasers, Investment Advisers and Broker-Dealers who sign this Agreement substantially in the form attached hereto as Exhibit A,

(iii) the Placement Agent shall have received one or more opinions from Bass, Berry & Sims PLC, special securities counsel to the Company, dated as of the date of the Closing, addressed to the Placement Agent and the Direct Purchasers, Investment Advisers and Broker-Dealers who sign this Agreement substantially in the form attached hereto as Exhibit B,

(iv) the Placement Agent shall have received a comfort letter from PricewaterhouseCoopers LLP, dated as of the Closing, substantially in the form attached hereto as Exhibit C, and

(v) on the Closing Date, the Company shall have delivered to the Placement Agent a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, setting forth that each of the representations and warranties contained in this Agreement shall be true on and as of the Closing Date as if made as of the Closing Date and each of the conditions and covenants contained herein shall have been complied with to the extent compliance is required prior to Closing, and shall have delivered such other customary certificates as the Placement Agent shall have reasonably requested.

(b) The Company’s obligation to issue and sell the Securities shall be subject to the following conditions having been met:

(i) the representations and warranties set forth in Sections 2, 4 and 5 of this Agreement shall be true and correct with the same force and effect as though expressly made at and as of the Closing and

(ii) the Settlement Agent (as defined below) shall have received payment in full for the Purchase Price for the Securities by federal wire of immediately available funds, in an amount not less than the aggregate amount of $30 million prior to the payment of fees and expenses.

7. Closing. Provided that the conditions set forth in Section 6 hereto and the last sentence of this Section 7 have been met or waived at such time, the transactions contemplated hereby shall be consummated on August 4, 2016, or at such other time and date as the parties hereto shall agree (each such time and date of payment and delivery being herein called the “Closing”). At the Closing, settlement shall occur through Weeden & Co. LP (the “Settlement Agent”), or an affiliate thereof, on a delivery versus payment basis through the DTC ID System.

8. Covenants. The Company hereby covenants and agrees that subject to all Purchasers consummating the purchase of the Securities at the Closing, the Company will use the proceeds of the offering contemplated hereby as set forth under the caption “Use of Proceeds” in the Prospectus Supplement.

9. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing by the Company, on the one hand, or if the Closing shall not have occurred on or prior to August 15, 2016 by any Purchaser on the other; provided that the Company or such Purchaser, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9 if the failure of Closing to occur on or prior to such dates results primarily from such party itself having materially breached any representation, warranty or covenant contained in this Agreement.

10. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing and, if to the Purchasers, shall be sufficient in all respects if delivered or sent by facsimile to (212) 446-9181 or by certified mail to CSCA Capital Advisors, LLC, 800 Third Avenue, 25th Floor, New York, NY, 10022, Attention: Bradley Razook, and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company by facsimile to (703) 287-5854 or by certified mail to the Company at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, Attention: Danielle Jones, Chief Financial Officer.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York, without regard to conflict of laws principles.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing that is executed by each of the parties hereto.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement. Executed counterparts may be delivered by facsimile.

14. Construction. When used herein, the phrase “to the knowledge of” the Company or “known to” the Company or any similar phrase means the actual knowledge of the Chief Executive Officer or the Chief Financial Officer of the Company and includes the knowledge that such officers would have obtained of the matter represented after reasonable due and diligent inquiry of those employees of the Company whom such officers reasonably believe would have actual knowledge of the matters represented.

15. Free Writing Prospectus Legend. The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or CSCA Capital Advisors, LLC will arrange to send you the prospectus if you request it by calling (212) 446-9172.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered as of the date first above written.

GLADSTONE COMMERCIAL CORPORATION

By:
Name:
Title:

DIRECT PURCHASERS

[ ]

By:
	Name:	[ ]
	Title:	[ ]

INVESTMENT ADVISERS

[ ] on behalf of itself (solely with respect to Section 4) and each Client set forth under its name on Schedule B

By:
	Name:	[ ]
	Title:	[ ]

CUSTOMERS

Each of the Several persons or entities listed under the heading “Account Name” on Attachment [ ] to Schedule C hereto

By:	[ ], as agent and attorney-in-fact

By:
Name:
Title:

[ ] on behalf of itself and solely with respect to Section 5

By:
Name:
Title:

SCHEDULE A

NAME OF DIRECT PURCHASERS	NUMBER OF SHARES

[ ]	[ ]

Schedule A - Page 1

SCHEDULE B

NAME OF INVESTMENT ADVISER	NUMBER OF SHARES

[ ]

CLIENTS

[ ]

Schedule B - Page 1

SCHEDULE C

NAME OF BROKER DEALER:	NUMBER OF SHARES

[ ]

Customers for whom it is signing this Agreement as agent and attorney-in-fact:	The amount set forth opposite such name on Attachment [ ] to Schedule C hereto under the heading “Amount” (in the aggregate [ ])
Each of the several persons or entities set forth under the heading “Account Name” on Attachment [ ] to Schedule C hereto

Schedule C - Page 1

SCHEDULE D

Aggregate Purchase Amount

Schedule D - Page 1

EXHIBIT C

Comfort Letter

            , 2016

Gladstone Commercial Corporation

1521 Westbranch Drive, Suite 200

McLean, VA 22102

and

CSCA Capital Advisors, LLC

800 Third Avenue, 25th Floor

New York, NY 10022

Ladies and Gentlemen:

We have audited:

1.	the consolidated financial statements of Gladstone Commercial Corporation (the “Company”) as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”),

2.	the related financial statement schedule[s] included in the Form 10-K and

3.	the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

The consolidated financial statements and financial statement schedules referred to above are all incorporated by reference in the registration statement (No. 333-208953) on Form S-3 filed by the Company under the Securities Act of 1933 (the “Act”); our report with respect thereto is also incorporated by reference in such registration statement. Such registration statement, including the prospectus supplement dated May 19, 2016 is herein referred to as the “Registration Statement.”

In connection with the Registration Statement:

1.	We are an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (United States) (“PCAOB”).

2.	In our opinion, the consolidated financial statements and financial statement schedules audited by us and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC.

C-1

3.	We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2015; although we have conducted an audit for the year ended December 31, 2015, the purpose (and therefore the scope) of such audit was to enable us to express our opinion on the consolidated financial statements as of December 31, 2015 and for the year then ended, but not on the financial statements for any interim period within such year. Therefore, we are unable to and do not express any opinion on the unaudited consolidated balance sheet as of March 31, 2016 or June 30, 2016 and the unaudited consolidated statements of operations, and of cash flows for the three-month periods ended March 31, 2016 and 2015 and the three- and six-month periods ended June 30, 2016 and 2015 included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, incorporated by reference in the Registration Statement, or on the financial position, results of operations or cash flows as of any date or for any period subsequent to December 31, 2015. Also, we have not audited the Company’s internal control over financial reporting as of any date subsequent to December 31, 2015. Therefore, we do not express any opinion on the Company’s internal control over financial reporting as of any date subsequent to December 31, 2015.

4.	For purposes of this letter, we have read the minutes of the 2016 meetings of the stockholders, the Board of Directors, the Audit Committee, the Compensation Committee, Executive Committee, and the Ethics, Nominating, and Corporate Governance Committee of the Company as set forth in the minute books at[ ], officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein, except for the minutes of the July 11, 2016 Compensation Committee; Ethics, Nominating, and Corporate Governance Committee; and Valuation Committee; the July 12, 2016 Board of Directors; and the July 22 Audit Committee meetings which were not approved in final form, for which drafts were provided to us; officials of the Company have represented that such drafts include all substantive actions taken at such meeting, and have carried out other procedures to [ ](our work did not extend to the period from [ ], inclusive) as follows:

a.	With respect to the three-month periods ended March 31, 2016 and 2015 and the three- and six-month periods ended June 30, 2016 and 2015, we have:

(i)	performed the procedures (completed on April 27, 2016) specified by the PCAOB for a review of interim financial information as described in PCAOB AU 722, Interim Financial Information, on the unaudited consolidated financial statements as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015 included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, incorporated by reference in the Registration Statement; and

(ii)	review of interim financial information as described in PCAOB AU 722, Interim Financial Information, on the unaudited consolidated financial statements as of June 30, 2016 and for the three- and six-month periods ended June 30, 2016 and 2015 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016, incorporated by reference in the Registration Statement;

(iii)	inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited consolidated financial statements referred to in a.(i) and a(ii) above comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

The foregoing procedures do not constitute an audit conducted in accordance with standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations as to the sufficiency of the foregoing procedures for your purposes.

5.	Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

a.	(i)	Any material modifications should be made to the unaudited consolidated financial statements described in 4.a.(i) and 4.a.(ii), incorporated by reference in the Registration Statement, for them to be in conformity with generally accepted accounting principles.

	(ii)	The unaudited consolidated financial statements described in 4.a.(i) and 4.a.(ii) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

6.	Company officials have advised us that no consolidated financial data as of any date or for any period subsequent to June 30, 2016 are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after June 30, 2016 have, of necessity, been even more limited than those with respect to the periods referred to in 4. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at [ ]there was any change in the common and senior common stock outstanding, increase in long-term debt, or decrease in stockholders’ equity of the Company as compared with amounts shown in the June 30, 2016 unaudited consolidated balance sheet incorporated by reference in the Registration Statement; or (b) for the period from[ ], there were any decreases, as compared with the corresponding period in the preceding year, in consolidated operating revenue or in the total or per-share amounts of net income attributable to the Company.

Those officials referred to above stated that they cannot comment on any such changes, increases or decrease, in stockholders’ equity, operating revenue or in the total or per-share amounts of net income attributable to the Company for the periods referred to above.

On the basis of these inquiries and our reading of the minutes as described in paragraph 4, nothing came to our attention that caused us to believe that there was any such change in long-term debt, common and senior common stock outstanding or stockholder’s equity, except that we have been informed by officials of the Company that there have been the following decreases to mortgage debt and line of credit outstanding and increases to senior common stock outstanding, and except in all instances for changes, increases or decreases which the Registration Statement discloses have occurred or may occur:

[LONG TERM DEBT TABLE]

7.	For purposes of this letter, we have also read the items identified by you on the attached copy of the prospectus supplement, including the Form 10-K filed on February 17, 2016, 10-Qs filed on April 27, 2016 and July 25, 2016, and 8-Ks filed on February 22, 2016, May 9, 2016, May 25, 2016, June 23, 2016 and July 12, 2016, forming part of the Registration Statement and have performed the following procedures, which were applied as indicated with respect to the letters explained below. We make no comment as to whether the SEC would view any non-GAAP financial information included or incorporated by reference in the document as being compliant with the requirements of Regulation G or Item 10 of Regulation S-K.

A	Compared to or recomputed from a corresponding amount in the Company’s audited financial statements incorporated by reference in the Registration Statement and found such amounts to be in agreement after giving effect to rounding.

B

Compared to or recomputed from a corresponding amount in the Company’s unaudited financial statements incorporated by reference in the Registration Statement, and found such amounts to be in agreement after giving effect to rounding.

C

Compared to a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. We make no comment as to the reasoning given for changes from period to period. We make no comment with respect to the appropriateness or manner with which classifications between recourse and nonrecourse financing have been made. We make no comment with respect to the appropriateness or manner with which Total Rental Income has been allocated to individual properties, geographic locations, or industry classifications. We make no comment with respect to the appropriateness or manner with which Encumbrances has been allocated to individual properties.

D

Compared to a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct.

However, we make no comment regarding the completeness or appropriateness of the Company’s determination of what constitutes executive compensation for purposes of the SEC disclosure requirements on executive compensation.

E	Compared with a schedule prepared by the Company from its accounting records and found such amounts to be in agreement. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. It should be noted that “FFO available to common stockholders” and “Basic and Diluted FFO per weighted average share of common stock” are not measures of operating performance or liquidity defined by generally accepted accounting principles and may not be comparable to similarly titled measures presented by other companies. We make no comment about the Company’s definition, calculation or presentation of FFO available to common stockholders and Basic and Diluted FFO per weighted average share of common stock or their usefulness for any purpose.

F	Compared to a schedule prepared by the Company from its accounting records and found such amount to be in agreement, after rounding, if applicable. We (a) compared the amounts on the schedule to corresponding amounts appearing in the Company’s accounting records and found such amounts to be in agreement and (b) determined that the schedule was mathematically correct. We also recomputed the amount of rent expense representing interest using the Company’s method for determining the amount of rent expense representing interest by dividing the amount of rent expense, allocated to the Company by the Company’s Adviser as part of the administration fee payable under the Advisory Agreement, by three. Management indicated that one-third of rent expense was a reasonable approximation of the interest portion of rent expense. However, we make no comment with respect to the Company’s method for determining the amount of rent expense representing interest.

8.	Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.

9.	It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the second preceding paragraph; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Registration Statement and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

10.	This letter is solely for the information of the addressees and to assist the underwriter in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the securities covered by the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any other purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the placement agreement or in any list of closing documents pertaining to the offering of the securities covered by the Registration Statement.